UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wheeler, Linda K.
   1700 Lincoln St., 28th Floor
   Denver, CO  80203
   USA
2. Issuer Name and Ticker or Trading Symbol
   Newmont Mining Corporation
   NEM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock ($1.60 par val|5-18-0|M   | |2,500             |A  |21.69      |                   |      |                           |
ue)                        |1     |    | |                  |   |           |                   |      |                           |
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Common Stock ($1.60 par val|5-18-0|S   | |2,500             |D  |23.50      |                   |      |                           |
ue)                        |1     |    | |                  |   |           |                   |      |                           |
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Common Stock ($1.60 par val|5-18-0|M   | |70,000            |A  |18.19      |                   |      |                           |
ue)                        |1     |    | |                  |   |           |                   |      |                           |
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Common Stock ($1.60 par val|5-18-0|S   | |70,000            |D  |23.50      |                   |      |                           |
ue)                        |1     |    | |                  |   |           |                   |      |                           |
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Common Stock ($1.60 par val|1-26-0|A   | |3,840             |A  |           |7,134              |D     |                           |
ue)                        |1     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |23.01   |5-15-|A   |V|6,250      |A  |(1)  |5-15-|Common Stock|6,250  |       |6,250       |   |            |
(right to buy)        |        |01   |    | |           |   |     |2011 |            |       |       |            |   |            |
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Employee Stock Option |21.69   |5-18-|M   | |2,500      |D  |(2)  |11-17|Common Stock|2,500  |       |2,500       |   |            |
(right to buy)        |        |01   |    | |           |   |     |-2008|            |       |       |            |   |            |
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Employee Stock Option |18.19   |5-18-|M   | |70,000     |D  |(3)  |1-26-|Common Stock|70,000 |       |0           |   |            |
(right to buy)        |        |01   |    | |           |   |     |2009 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) This option vests in four equal installments beginning on May 15, 2002.
(2) This option vests in four equal installments on November 17, 1999, 2000, 2001 and 2002.
(3) This option vested in two equal installments on January 26, 2000 and 2001.
SIGNATURE OF REPORTING PERSON
Linda K. Wheeler by Britt D. Banks, Attorney-In-Fact
DATE
June 11, 2001